EXHIBIT 10.2
TERMINATION AGREEMENT
     This Termination Agreement (the “Termination Agreement”) dated as of June 6, 2007 (the “Effective Date”) is an amendment to the Development, Commercialization and Marketing Agreement (the “Agreement”) dated as of December 23, 2002 by and between Altus Pharmaceuticals Inc. (the successor in interest to Altus Biologics Inc.), a Delaware corporation, with its principal office at 125 Sidney Street, Cambridge, MA 02139 USA (“ALTUS”) and Dr. Falk Pharma GmbH, a German corporation, with its principal office at Leinenweberstrasse 5, 79041 Freiberg Germany (“FALK”).
BACKGROUND
     The Parties have concluded that it is in their strategic interest to discontinue their collaboration and terminate the Agreement. This Termination Agreement sets forth the terms and conditions applicable to such termination as well and any rights and obligations that survive such termination. All capitalized terms not expressly defined in this Termination Agreement shall have the meaning assigned to them in the Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1.
TERMINATION
     1.1 Effective Date. As of the Effective Date, the Agreement is terminated, and except as expressly provided for in Section 1.3 below, all licenses, rights and obligations of the Parties under the Agreement are terminated.
     1.2 Payments. ALTUS agrees to make the following payments on the following dates to FALK:
1.2.1	Five Million Euros (€5,000,000) thirty (30) days following the Effective Date.

1.2.2	Two Million Euros (€2,000,000) on the first anniversary of the Effective Date.

1.2.3	Two Million Euros (€2,000,000) on the second anniversary of the Effective Date.

1.2.4	Three Million Euros (€3,000,000) on the third anniversary of the Effective Date.
ALTUS shall have the option, in its discretion, to prepay the payments set forth in clauses 1.2.2, 1.2.3, and 1.2.4. Any late payments shall accrue interest, to the extent permitted by applicable law, with such interest payment calculated at the Prime rate as reported in the Wall Street Journal.
     1.3 Surviving Obligations. Notwithstanding Article 14 of the Agreement, the sole surviving rights and obligations of the Parties shall consist of:
1.3.1	The express rights and obligations of the Parties under this Termination Agreement.

1.3.2	The obligations and rights of the Parties set forth in the Agreement in Articles 10, 15 (solely as to Losses arising out of the surviving rights and obligations after the Effective Date), and 16, and in Sections 17.1, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 17.10, 17.11, 17.12, 17.13 and 17.14.
     1.4 Return or Destruction of Confidential Information; Transfer of Regulatory File and Orphan Medicinal Product Designation. FALK agrees to deliver copies of all written communications with the EMEA in its files pertaining to the Licensed Product within thirty (30) days of receiving the payment specified in subsection 1.2.1 above (the “First Payment”). FALK agrees to make all reasonable efforts within its control to assign and transfer, to the extent permitted under applicable law, to ALTUS or its designee within ninety (90) days of the First Payment, the July 22, 2004 Orphan Medicinal Product Designation granted to FALK by the EMEA with respect to the Licensed Product and any amendments thereto. Each of the Parties agrees to return or destroy all other Confidential Information of the other Party in its possession within thirty (30) days of the First Payment, subject to ALTUS having the right to retain any Confidential Information of Falk that is the subject of the license grant in Section 1.5.1, below.
1.5 Freedom to Operate.
1.5.1	FALK hereby grants ALTUS a fully-paid, perpetual, worldwide non-exclusive license, with the right to sublicense, under (a) any Confidential Information or know-how provided to ALTUS under the Agreement in connection with the Licensed Product prior to the date of this Termination Agreement or (b) any patent or patent rights arising out of the Agreement and existing as of the date of this Termination Agreement for making, using, importing or selling or offering to sell the Licensed Product.
1.5.2	For avoidance of doubt, the license grant in Section 1.5.1 does not obligate FALK to transfer any information, know-how or technology to ALTUS.
     1.6 Due Authority. Each Party represents and warrants that it possesses the requisite corporate right, power and authority to execute and deliver this Termination Agreement and to perform its obligations under this Termination Agreement.
     1.7 Mutual Releases.
1.7.1	As a material inducement to enter into this Termination Agreement, and for the good and valuable consideration described herein, ALTUS hereby releases and forever discharges FALK, its affiliates and subsidiaries, and the representatives, agents, servants, officers, directors, and employees of the foregoing, from any and all actions, causes of action, costs, damages, losses, claims, liabilities or demands, of whatsoever character, nature, and kind, whether known, unknown, suspected, or unsuspected, matured or contingent, whether specifically mentioned herein or not, which ALTUS now owns or holds, or any time heretofore held or owned, by and between the Parties hereto arising directly or indirectly from and/or in connection with the Agreement.

1.7.2	As a material inducement to enter into this Termination Agreement, and for the good and valuable consideration described herein, FALK hereby releases and forever discharges ALTUS, its affiliates and subsidiaries, and the representatives, agents, servants, officers, directors and employees of the foregoing, from any and all actions, causes of action, costs, damages, losses, claims, liabilities or demands, of whatsoever character, nature, and kind, whether known, unknown, suspected, or unsuspected, matured or contingent, whether specifically mentioned herein or not, which FALK now owns or holds, or any time heretofore held or owned, by and between the Parties hereto arising directly or indirectly from and/or in connection with the Agreement.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date set forth above.

ALTUS PHARMACEUTICALS, INC.
By:	/s/ Sheldon Berkle
	Name:	Sheldon Berkle
	Title:	President and Chief Executive Officer

DR. FALK PHARMA GMBH
By:	/s/ Ursula Falk
	Name:	Ursula Falk
	Title:	Managing Director

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